JUNE 15, 2004

INN OF THE MOUNTAIN GODS RESORT AND CASINO
ANNOUNCES EXECUTION OF $15 MILLION
CREDIT FACILITY

CONTACT INFORMATION:

Richard W. Williams
Chief Financial Officer
Inn of the Mountain Gods Resort and Casino
Telephone: (505) 464-7705
email: rwilliams@imgresort.com

Mescalero, New Mexico---Inn of the Mountain Gods Resort and Casino ("IMGRC") reported today that it had entered into a $15 million credit facility with Key Equipment Finance, a Division of Key Corporate Capital Inc., one of the nation's largest financial services firms. The fixed rate loan is fully amortizable over five years and bears an interest rate indexed off the 3-year Treasury Interest Rate Swaps. Proceeds from the loan will be used to fund furniture, fixtures and equipment as part of IMGRC's new resort project in Mescalero, New Mexico scheduled for opening in April 2005.

In commenting on the credit facility, Richard Williams, CFO of IMGRC, stated "We are extremely pleased with the addition of Key Equipment Finance to our list of valued associates. They have demonstrated the responsiveness and flexibility which is highly desirable in today's fast-paced business environment."

ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO

IMGRC is a business enterprise of the Mescalero Apache Tribe (the "Tribe"), a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Tribe including Casino Apache, Casino Apache Travel Center, Ski Apache and a new resort project, currently under construction which, upon completion, will include a 273-room hotel, a new 38,000 square foot casino (replacing the existing Casino Apache), a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which will include capacity for 17,000 square feet of divisible meeting room space.

FORWARD-LOOKING STATEMENTS

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by our use of forward-looking words such as "may", "will", "anticipate", "estimate", "except, "scheduled" or "intend" and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on February 27, 2004, as amended by Amendment Nos. 1, 2 and 3 to Form S-4 filed with the SEC on April 22, May 18 and June 10, 2004, respectively. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.